                   ----------------------------------------------
                                  SUPPLY AGREEMENT

                                      between

                          BIOSANTE  PHARMACEUTICALS, INC.

                                        and

                              PERMATEC TECHNOLOGIE, AG

                    ----------------------------------------------

[PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. A COPY OF THIS EXHIBIT INTACT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

                                 TABLE OF CONTENTS

Article 1 - Definitions. . . . . . . . . . . . . . . . . . . . . . . . . .1

Article 2 - Supply of Products.. . . . . . . . . . . . . . . . . . . . . .2

Article 3 - Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . .3

Article 4 - Forecasts; Ordering; Shipments.. . . . . . . . . . . . . . . .4

Article 5 - Specifications; Quality Control; Records.. . . . . . . . . . .5

Article 6 - Inspections; Product Recalls.. . . . . . . . . . . . . . . . .6

Article 7 - Nonconforming Products.. . . . . . . . . . . . . . . . . . . .7

Article 8 - Consents, Representations, and Warranties. . . . . . . . . . .7

Article 9 - Limitations on Warranty; Indemnification.. . . . . . . . . . .8

Article 10 - Term and Termination. . . . . . . . . . . . . . . . . . . . .8

Article 11 - Governing law; Conciliation; Arbitration. . . . . . . . . . .9

Article 12 - Trademarks. . . . . . . . . . . . . . . . . . . . . . . . . 11

Article 13 - Confidentiality.. . . . . . . . . . . . . . . . . . . . . . 11

Article 14 - Force Majeure.. . . . . . . . . . . . . . . . . . . . . . . 12

Article 15 - Assignment. . . . . . . . . . . . . . . . . . . . . . . . . 12

Article 16 - Notice. . . . . . . . . . . . . . . . . . . . . . . . . . . 13

Article 17 - Entirety. . . . . . . . . . . . . . . . . . . . . . . . . . 13

Article 18 - Modification. . . . . . . . . . . . . . . . . . . . . . . . 14

Article 19 - Enforceability. . . . . . . . . . . . . . . . . . . . . . . 14

Article 20 - Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . 14

Article 21 - Relationship of Parties . . . . . . . . . . . . . . . . . . 14

Article 22 - Publicity . . . . . . . . . . . . . . . . . . . . . . . . . 14


Signature Page . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

Exhibit A. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

Exhibit B. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

Exhibit C. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

Exhibit D. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21


                                   SUPPLY AGREEMENT


This Agreement, effective the 13th day of June, 2000, is made between BioSante Pharmaceuticals, Inc., a Wyoming corporation, with an office at 175 Olde Half Day Road, Lincolnshire, Illinois (hereinafter, "BIOSANTE") and Permatec Technologie, AG, a corporation organized and existing under the laws of Switzerland and having its principal office at Grienbachstrasse 17 CH 6301 Zug Switzerland (hereinafter, "PERMATEC").

      BIOSANTE and PERMATEC do hereby agree as follows:


ARTICLE 1 - DEFINITIONS.

1.1 "COMPOUNDS" shall mean the respective active ingredients in any of the Products.

1.2 "CONTRACT MANUFACTURER" shall mean any company or companies designated by PERMATEC to Manufacture and/or Package the Products hereunder.

1.3   "DEA" shall mean the United States Drug Enforcement Administration.

1.4   "FDA" shall mean the United States Food and Drug Administration.

1.5 "GOOD MANUFACTURING PRACTICES" or "GMP" shall mean the then-current requirements of FDA or other relevant authority relating to the manufacture of pharmaceutical products and related activities, as set forth in applicable FDA or other relevant authority regulations and Guidance Documents.

1.6 "GOVERNMENT AGENCIES" shall mean the respective governmental health authorities that control or in any way regulate the manufacture, packaging, distribution, sale, export or import of the Products in any jurisdiction of the Territory. Each reference in this Agreement to "Government Agencies" shall be deemed to refer to the relevant governmental health authorities for the respective jurisdictions of the Territory into which the Products will be or were sold by BIOSANTE, its Affiliates or the sublicensees of any of them (e.g., for the United States, "Government Agencies" shall include the FDA and the DEA).

1.7 "GOVERNMENTAL APPROVALS" shall mean the respective approvals sought or obtained by BIOSANTE, its Affiliates or the sublicensees of any of them from the appropriate Government Agencies to market and sell the Products in each of the jurisdictions of the Territory into which BIOSANTE or such other entity chooses to market the Products. Each reference in this Agreement to "Governmental Approvals" shall be deemed to refer to the relevant approval obtained for the respective jurisdiction into which the Products will be or were sold by BIOSANTE, its Affiliates or the sublicensees of any of them (e.g., for the United States, "Governmental Approvals" shall mean the NDA, ANDA or IND).

1.8 "LICENSE AGREEMENT" shall mean the written agreement between PERMATEC TECHNOLOGIE, AG and BIOSANTE PHARMACEUTICALS, INC., executed by the parties at or about the same time as this Supply Agreement.

1.9 "MANUFACTURING" shall mean all of the following: (a) the purchasing and warehousing of raw materials, the preparation of the formulation like adding excipients, solubilizing, mixing, incoming and outgoing quality control and other procedures associated with the preparation of the formulation (the "Preparation"); or (b) incorporating of the finished Products containing the Compounds into a delivery system and other procedures associated with all of the foregoing (the "Filling"); and (c) the Preparation, Filling and final packaging and labeling of the finished Products in packaged form and other procedures associated with all of the foregoing (the "Packaging"); each of (a), (b) and (c) above all done in accordance with the Specifications and the Governmental Approvals (including, without limitation, with respect to sales of the Products into the U.S., all applicable requirements of the FDA and DEA and GMP). The terms "Manufacture", "Manufactured" and "Manufacturing" in this Agreement shall refer to the same activities.

1.10 "NDA" shall mean a New Drug Application, Abbreviated New Drug Application, or Investigational New Drug application filed by or on behalf of BIOSANTE with the FDA for any of the Products.

1.11 "PRODUCT" or "PRODUCTS" shall mean one or more of the finished, packaged products which are Manufactured by PERMATEC for sale to BIOSANTE, its Affiliates or the licensees or sublicensees of any of them pursuant to this Agreement. The products are listed in Exhibit D.

1.12 "SPECIFICATIONS" shall mean the procedures, requirements, standards and other items set forth in Exhibit A attached hereto, as the same may be supplemented and amended from time to time in accordance with Article 5.3.

1.13 "TERRITORY" shall mean the United States and those of its territories and possessions over which the FDA has regulatory authority; Canada; Australia; New Zealand; South Africa; Israel; Mexico; and The People's Republic of China (including Hong Kong); Malaysia; and Indonesia.


ARTICLE 2 - SUPPLY OF PRODUCTS.

2.1 Subject to the terms hereof, PERMATEC agrees to Manufacture, or have Manufactured, and sell exclusively to BIOSANTE in the Territory, and BIOSANTE shall purchase exclusively from PERMATEC, BIOSANTE's total requirements for Products pursuant to purchase orders submitted by BIOSANTE to PERMATEC from time to time in accordance with Article 4.2. PERMATEC or its Contract Manufacturer shall supply all equipment, raw and packaging materials, and labor, and shall assure its own or its Contract Manufacturer's compliance, whichever is applicable, with current GMP necessary to Manufacture the Products.

2.2 Upon request from BIOSANTE, PERMATEC, with full assistance of BIOSANTE in North America, shall cause an audit to be performed at its manufacturing facilities or that of its

Contract Manufacturer for the purpose of determining whether such facilities are likely to obtain FDA or other relevant agencies' approval, and shall promptly provide BIOSANTE with a copy of such audit. If such audit indicates that the manufacturing facilities are in substantial compliance with FDA or other relevant agencies' requirements to be a Manufacturer of the Products, PERMATEC shall use all commercially reasonable efforts to provide Products to BIOSANTE as soon as possible (in response to its orders) for clinical and commercial use by BIOSANTE and in its other efforts to obtain all requisite Government Approvals. BIOSANTE shall provide full assistance to PERMATEC to select and validate an adequate Contract Manufacturer and to obtain the necessary approvals in the United States of America or such other part of the Territory where BIOSANTE may have regulatory expertise.

2.3 Notwithstanding the foregoing, PERMATEC shall not sell Products, and BIOSANTE shall not be obligated to purchase Products from PERMATEC, unless and until PERMATEC or its Contract Manufacturer shall have complied with all relevant requirements from the appropriate Government Agencies to Manufacture and sell the Products in the respective jurisdictions (e.g., for sales of Products in the United States, BIOSANTE shall have obtained FDA approval for PERMATEC or its Contract Manufacturer to be a manufacturer of the Products under the NDA).

2.4 Throughout this Agreement, all references to "PERMATEC" that relate to its rights and duties as the manufacturer and/or packager of the Products shall be deemed to include any Contract Manufacturer designated by PERMATEC to Manufacture the Products hereunder; provided, however, that such Contract Manufacturer has complied with all relevant requirements from the appropriate Government Agencies to Manufacture the Products for BIOSANTE and provided further, that notwithstanding any such designation, PERMATEC shall continue to be jointly and severally liable, along with such designee, to BIOSANTE under every provision of this Agreement.

2.5 Within two (2) years following first commercial sale of each Products in a country of the Territory, BIOSANTE may ask PERMATEC to assure that a second company (which it shall designate in addition to the then current manufacturer of the Products) becomes qualified as an alternative manufacturer of the Products and complies with all relevant requirements from the appropriate Government Agencies to Manufacture and sell the Products in certain commonly agreed jurisdictions of the Territory. PERMATEC shall use all commercially reasonable efforts whenever possible to identify and propose an alternative Contract Manufacturer to BIOSANTE.


ARTICLE 3 - PRICE.

3.1 The price of the Products shall be determined in accordance with the pricing schedule attached hereto as Exhibit B.

3.2 The price of the Products referenced on Exhibit B shall be adjusted upward or downward on an annual basis in accordance with the terms of Exhibit B, commencing on January 1 of the year following the first full year of commercial sale of the Products in the United States. Notwithstanding the foregoing, in the event the prices of the Products increase or decrease due to any supplement or amendment to the Specifications as provided in Article 5.3 below, whether or not such increase or decrease occurs prior to or following the first commercial sale of the Products in the United States, the price of the Products shall be adjusted by the actual change in cost to PERMATEC due to such supplement or amendment to the Specifications. Such change in price shall be effective only with respect to Products manufactured after the date of implementation of the change to the Specifications.

3.3 All Products ordered by BIOSANTE prior to the notification of any price increase will be supplied and invoiced to BIOSANTE by PERMATEC at the prices current as of the date on which the order was received by PERMATEC.

3.4 Payment for each order shall be made within forty-five (45) days following the date of invoice or delivery, whichever is later; provided, however, that BIOSANTE shall not be required to pay for nonconforming Products.

3.5 All payments required to be made pursuant to this Agreement shall be made in U.S. dollars, unless otherwise agreed in writing between the parties.

3.6 PERMATEC shall keep full, true and accurate books of account containing all particulars and reasonable supporting documentation which may be necessary for determining the costs of the Products as outlined in Exhibit B. Such records shall be kept at PERMATEC's principal place of business or at the Contract Manufacturer's place of business and shall be open at all reasonable times and upon reasonable notice to the inspection of an independent certified public accounting firm retained by BIOSANTE, and reasonably acceptable to PERMATEC, for the purpose of verifying any price charged under the Agreement. BIOSANTE shall bear the full cost of such audit, unless the audit discloses that the price charged exceeded the actual cost of the Products by (i) ten percent (10%) or more during the first two (2) years following the first commercial sale of the Products; or (ii) five percent (5%) or more thereafter, in which case PERMATEC shall bear the full cost of the audit. BIOSANTE's audit right shall be limited to the twelve (12) months preceding the last invoice. The audit cost that may be charged to PERMATEC pursuant to what is described above shall be capped at Twenty Thousand Dollars (USD 20,000).


ARTICLE 4 - FORECASTS; ORDERING; SHIPMENTS.

      The procedures to be followed with respect to the purchase by BIOSANTE of the Products shall be as follows:

4.1 In order to permit PERMATEC to regularly supply BIOSANTE with the Products, at least three (3) months prior to the first day of January and July of each year during the term hereof, BIOSANTE shall advise PERMATEC in writing of BIOSANTE's estimated requirements for the Products for each twelve (12) month period commencing respectively on the first day of such January and July. All Products sold to BIOSANTE hereunder will be shipped to BIOSANTE no later than three (3) months after release of the finished goods by the

Quality Control Department. PERMATEC will use its best efforts to ship product within one (1) month of such release.

4.2 BIOSANTE shall order the Products by firm non-cancelable purchase order specifying a quantity, description of the Products with relevant Quality Compliance data, address of delivery, method of shipment and delivery date. Orders shall be placed on PERMATEC's standard purchase order form, a copy of which is attached hereto as Exhibit C; provided, however, that the terms of this Agreement shall prevail in the event of any inconsistency between this Agreement and the terms and conditions of PERMATEC's standard purchase order form. Firm orders will be issued by BIOSANTE at least nine (9) months prior to the requested delivery date during a 2 year launch period, thereafter firm orders will be issued at least six (6) months prior to requested delivery date. PERMATEC shall promptly acknowledge acceptance of such order in writing and shall advise BIOSANTE of the anticipated ship date of the quantity ordered. In case of material change in specifications, the orders will be issued nine months
(9) before delivery time for the 3 first orders. PERMATEC agrees to make its best efforts with respect to all orders to deliver ordered goods as quickly as possible after receipt of the order.

4.3 Delivery of Products to be sold by PERMATEC under this Agreement shall be made as may be mutually agreed between the parties, and be ex factory, in all instances in which BIOSANTE has specified both the method of shipment and carrier. All shipments shall be made pursuant to instructions received from BIOSANTE or, if not specified, in a commercially reasonable manner. PERMATEC will provide shipping documentation in accordance with that requested in BIOSANTE's firm order as well as a certificate of analysis for each Production lot sent separately, but in every instance, it shall be sent so as to be received by BIOSANTE within two (2) weeks of shipment.


ARTICLE 5 - SPECIFICATIONS; QUALITY CONTROL; RECORDS.

5.1 Products supplied to BIOSANTE pursuant to this Agreement shall be Manufactured, stored and shipped by PERMATEC in accordance with the Specifications, in compliance with the Governmental Approvals and in conformance with all applicable requirements of the Government Agencies (including, without limitation, all applicable GMP with respect to Products sales into the U.S. or any other territories and possessions over which the FDA has jurisdiction).

5.2 Neither party may supplement or amend the Specifications without the other party's prior written approval, which shall not be unreasonably withheld; provided, however, that the Specifications will be supplemented or amended if BIOSANTE determines that such change or amendment is necessitated by applicable requirements of the FDA or other Government Agencies. The parties agree that BIOSANTE may supplement Exhibit A hereto with Specifications for Products to be sold in other countries of the Territory in addition to the United States. All such changes shall be approved in writing at least sixty (60) days in advance of their implementation. The cost of the Products will be amended according to the changes required by BIOSANTE or any governmental requirements.

5.3 PERMATEC shall perform and have sole responsibility for all quality control tests and assays on raw and packaging materials and on finished Products, all in a manner consistent with the Specifications and PERMATEC's internal quality control procedures for similar products. PERMATEC shall retain records pertaining to such testing and shall, upon written request by BIOSANTE, furnish BIOSANTE with copies thereof.

5.4 PERMATEC shall prepare and maintain batch records and a file sample, properly stored, from each lot or batch of Products. Upon any termination of this Agreement, PERMATEC shall offer copies of such batch records and file samples to BIOSANTE.

5.5 PERMATEC shall be responsible for the procurement of raw material and container materials, intermediate and final product testing and stability studies, complaint investigations and inspections by Government agencies at the manufacturing facility. PERMATEC shall make available the records pertaining to the foregoing to BIOSANTE for such lawful purpose as BIOSANTE may reasonably request.

5.6 PERMATEC shall obtain and maintain all licenses, permits and registrations necessary to Manufacture and supply Products to BIOSANTE.

5.7 Each party shall keep complete and accurate records pertaining to (a) the Manufacture, including quality control, of the Products (in the case of PERMATEC); or (b) the use, sale and other disposition of the Products (in the case of BIOSANTE) for at least three (3) years or for such longer period if and as required by law. Each party shall make available such records to the other party for such lawful purpose as such other party may reasonably request in writing.


ARTICLE 6 - INSPECTIONS; PRODUCT RECALLS.

6.1 PERMATEC shall promptly notify BIOSANTE of any inspections by representatives of any of the Government Agencies of the manufacturing facility and the results of any such inspections, including actions taken by PERMATEC to remedy conditions cited in such inspections.

6.2 Each party agrees to promptly (but in no event later than one (1) business day) inform the other of product quality, health or safety related complaints or inquiries that raise potentially serious quality, health or safety concerns regarding the Products. All other such information not involving the above-described situations shall be transmitted to the other party within five (5) days of receipt.

6.3 To the extent permitted by law, any decision to recall or cease distribution of Products in any jurisdiction of the Territory shall be made by BIOSANTE in its sole discretion and under its sole responsibility and shall be communicated promptly to PERMATEC. In the event of any such recall, BIOSANTE shall assume complete responsibility and bear all the costs for the recall. BIOSANTE will provide PERMATEC with any information concerning the Manufacturing of Products which may reasonably be required in connection with the recall, and will manage such recall. Notwithstanding BIOSANTE's assumption of responsibility for the conduct of recalls, recall costs shall be borne by BIOSANTE until the respective responsibilities are established.


ARTICLE 7 - NONCONFORMING PRODUCTS.

7.1 BIOSANTE shall be deemed to have accepted delivery of the Products in good order and condition, unless it has given a written notice of any short delivery or nonconformity in respect of the Products within sixty (60) days after the date of delivery. Notwithstanding the foregoing, in the case of any nonconformity which is not readily discoverable within such sixty (60) day period, the claim therefor under this Article 7.1 shall not be deemed waived if made by BIOSANTE within thirty (30) days after BIOSANTE learns of such nonconformity.

7.2 All such claims by BIOSANTE shall be accompanied by a report of analysis of the allegedly nonconforming Products that shall have been prepared by BIOSANTE or its agent. If, after its own analysis of the Product sample, PERMATEC confirms such nonconformity, PERMATEC shall, at PERMATEC's election, either replace the nonconforming Products with conforming Products at PERMATEC's expense or refund to BIOSANTE the entire purchase price therefor. The nonconforming Products shall either be returned to PERMATEC, at PERMATEC's request and its expense, or destroyed, at PERMATEC's expense.

7.3 If, after its own analysis, PERMATEC does not confirm such nonconformity, the parties shall in good faith attempt to agree upon a settlement of the issue. In the event that the parties cannot resolve the issue, they shall submit the disputed Products to an independent laboratory, mutually selected by the parties, for testing and the results of such testing shall be binding upon the parties. The party whose assertion as to the conformity or nonconformity of the Products in question is not borne out by the results of testing of the independent laboratory shall bear all costs and expenses of such testing. Notwithstanding anything to the contrary in this Article 7, PERMATEC's warranties and indemnification obligations under this Agreement shall survive any failure by BIOSANTE to reject the Products in question.


ARTICLE 8 - CONSENTS, REPRESENTATIONS, AND WARRANTIES.

      PERMATEC hereby covenants, represents and warrants to BIOSANTE, and its Affiliates as follows:

8.1 On the date of shipment, all Products sold hereunder will have been Manufactured, stored and shipped by PERMATEC or its designated Contract Manufacturer in accordance with the Specifications, in compliance with the Governmental Approvals and in conformance with all applicable requirements of the Government Agencies (including, without limitation, all applicable GMP with respect to Products sales into the U.S. or any other territories and possessions over which the FDA has jurisdiction).

8.2 PERMATEC will have good title to all Products sold hereunder, which title shall pass to BIOSANTE free and clear of any lien, encumbrance or other conflicting interest of any kind.

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

8.3 If PERMATEC enters into a contract with a Contract Manufacturer, it will promptly provide BIOSANTE with a complete and accurate copy of such contract (plus all amendments thereto) if any, redacted so that only BIOSANTE-related terms are revealed.


ARTICLE 9 - LIMITATIONS ON WARRANTY; INDEMNIFICATION.

9.1 Without affecting any other remedies available under this Agreement, PERMATEC shall defend, indemnify and hold BIOSANTE and its directors, officers and employees, harmless from and against any and all claims, suits or demands for liability, damages, costs and expenses (including the reasonable fees, costs and expenses of attorneys and other professionals and court costs) resulting from product recall, personal injury, product liability or property damage or otherwise, arising from or relating to the negligence or willful misconduct of PERMATEC or the Contract Manufacturer of PERMATEC.

9.2 Without affecting any other remedies available under this Agreement, BIOSANTE shall defend, indemnify and hold PERMATEC and its directors, officers and employees, harmless from and against any and all claims, suits or demands for liability, damages, costs and expenses (including the reasonable fees, costs and expenses of attorneys and other professionals and court costs, but excluding consequential damages for lost profits) arising from or relating to the negligence or willful misconduct of BIOSANTE or its Affiliates or its sub licensees.


ARTICLE 10 - TERM AND TERMINATION.

10.1 This Agreement shall commence as of the date of this Agreement and shall continue for the longer of twenty (20) years, or as long as BIOSANTE is paying royalties on any product, unless the Agreement is terminated in accordance with the terms hereof.

10.2 (a) Failure by either party to comply with any of the obligations contained in this Agreement in any material respect shall entitle the other party to give to the party in default written notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within sixty (60) days after the receipt of such notice, the notifying party shall be entitled, without prejudice to any of its rights conferred on it by this Agreement, in addition to any other remedies available to it by law or in equity, to terminate this Agreement with respect only to the involved Product or Products, or country or countries of the Territory, respectively, by giving written notice. The right of either party to terminate this Agreement shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

      (b) Further, failure by either party to comply with any of the obligations contained in the License Agreement in any material respect (or a material breach of any representation, warranty or covenant contained therein) shall entitle the other party to give to the party in default written notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within the cure period specified under said Agreement, the notifying party shall be entitled, without prejudice to any of its rights conferred on it by this Agreement, in addition to any other remedies available to it by law or in equity, to terminate this Agreement, with respect only to the involved Product or Products, or country or countries of the Territory, respectively, by giving written notice. Further, in the event that the License Agreement is terminated by either Party in its entirety with respect to all Products in all countries of the Territory, either party shall have the right to terminate this Agreement immediately upon written notice. The right of either party to terminate this Agreement shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

10.3 Either party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement by written notice to the other party in the event the other party shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the other party or for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against the other party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution, distraint or similar process against any substantial part of the property of the other party, and any such event shall have continued for sixty
(60) days undismissed, unbonded and undischarged.

10.4 BIOSANTE may terminate this Agreement upon a determination, in its sole discretion, that there is an available alternative source of Products at a lower price than that of PERMATEC. BIOSANTE agrees to promptly notify PERMATEC of its alternative opportunity, and the parties agree to negotiate in good faith in an attempt to give PERMATEC an opportunity to match the alternative. If it is determined that this will not be possible, BIOSANTE may give notice of termination. Termination under this Article 10.4 shall not be construed as giving rise to a breach of this Agreement by PERMATEC. Termination pursuant to this Article 10.4 shall be effective upon six (6) months written notice to PERMATEC.

10.5 Notwithstanding anything in this Agreement to the contrary, BIOSANTE may terminate this Agreement at any time by written notice to PERMATEC in the event that BIOSANTE is unable to obtain the FDA approval of PERMATEC or its Contract Manufacturer as the manufacturer of the Products under the NDA.

10.6 Termination or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either party prior to such termination or expiration. Such termination or expiration shall not relieve either party from obligations which are expressly indicated to survive termination or expiration of this Agreement.


ARTICLE 11 - GOVERNING LAW; CONCILIATION; ARBITRATION.

11.1  GOVERNING LAW:    This Agreement is governed by and construed in all
respects in accordance with the laws of the State of Illinois, USA and the United States of America (without

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regard to conflicts of laws principles), excluding the United Nations Convention on Contracts for the International Sale of Goods.

11.2  DISPUTE RESOLUTION:

      (a) CONCILIATION. The parties wish first to seek an amicable settlement of all disputes, controversies or claims arising out of or relating to this Agreement by conciliation in accordance with the UNCITRAL Conciliation Rules now in force. The conciliation shall take place in Chicago, Illinois (USA) before a conciliator. If assistance is needed in connection with the appointment of a conciliator or other administrative matters, JAMS Endispute, Inc., 222 S. Riverside Plaza, Chicago, Illinois, USA (telephone 312-739-0200), shall be the institution to render such assistance. The language to be used in the conciliation proceedings shall be English.

      (b) ARBITRATION. Subject to possible court proceedings under Section 11.2(d) of this Agreement, if any conciliation proceedings under
            Section 11.2(a) of this Agreement are terminated in accordance with
            Article 15 of the UNCITRAL Conciliation Rules or rejected in accordance with Article 2 of those Rules, without resolution of the disputes, controversies or claims, then all said disputes, controversies or claims shall be determined by arbitration in accordance with the UNCITRAL Arbitration Rules now in force, as supplemented by the IBA Rules on the Taking of Evidence in International Commercial Arbitration, as adopted June 1, 1999, insofar as said IBA Rules are not inconsistent with the express provisions of this Agreement. The language to be used in the arbitral proceedings shall be English. There shall be three (3) arbitrators, the place of arbitration shall be Chicago, Illinois
            (USA) and the appointing authority shall be JAMS Endispute, Inc. In rendering the award, the arbitrator shall follow and apply the substantive laws of the State of Illinois (without regard to conflict or choice of laws principles). The arbitrator shall have the authority to award compensatory damages only, subject to the limitations described in this Agreement. Each party shall pay the fees of its own attorneys, expenses of witnesses and all other expenses and costs in connection with the presentation of such party's case (collectively, "Attorneys' Fees"). The remaining costs of the arbitration, including without limitation, fees of the arbitrator, costs of records or transcripts and administrative fees (collectively, "Arbitration Costs") shall be borne equally by the parties. Notwithstanding the foregoing, the arbitrator in the award may apportion said Attorneys' Fees and Arbitration Costs, pursuant to articles 38 through 40 of the UNCITRAL Arbitration Rules. The award rendered by the arbitrator shall be final, and judgment may be entered in accordance with the applicable law by any court having jurisdiction thereof.

      (c) CONFIDENTIALITY. The existence and resolution of any conciliation and/or arbitration shall be kept confidential, and the parties, the conciliator and the arbitrator shall not disclose to any person any information about such arbitration.

      (d)   COURT PROCEEDINGS.  Notwithstanding the arbitration provisions in
            Section 11.2(b) of this Agreement, PERMATEC shall have the right to sue in any court of competent jurisdiction to collect from BIOSANTE funds due and owing PERMATEC hereunder. Section 11.2(b) of this Agreement shall not be construed to prevent either party from seeking injunctive relief against the other party from any judicial or administrative authority of competent jurisdiction to enjoin that party from breaching this Agreement pending the resolution of a dispute by arbitration, pursuant to said Section 11.2(b). Any action to confirm an arbitration award or any other legal action related to this Agreement between the parties may be instituted in any court of competent jurisdiction. PERMATEC and BIOSANTE each waive their right to a trial by jury in any such court proceedings.


ARTICLE 12 - TRADEMARKS.

12.1 BIOSANTE shall determine and own the trademarks and trade names to be used in connection with the marketing of Products in the Territory. PERMATEC shall have no right to use such trademarks and trade names other than in connection with its Manufacturing Products for sale to BIOSANTE under this Agreement. Upon termination of this Agreement, PERMATEC shall not use any of such trademarks or trade names, whether or not they have been registered in the relevant jurisdiction, or use or adopt any trademark or trade name that may be confusingly similar therewith.

12.2 PERMATEC owns certain trademarks and trade names to be used in connection with the Products in the Territory. BIOSANTE shall have no right to use such trademarks and trade names unless approved by PERMATEC. Upon termination of this Agreement, BIOSANTE shall not use any of such trademarks or trade names, whether or not they have been registered in the relevant jurisdiction, or use or adopt any trademark or trade name that may be confusingly similar therewith.


ARTICLE 13 - CONFIDENTIALITY.

      Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the parties agree that, at all times during the term of this Agreement and for five (5) years thereafter, the receiving party shall keep completely confidential, shall not publish or otherwise disclose and shall not use directly or indirectly for any purpose any information furnished to it by the other party pursuant to this Agreement, except to the extent that it can be established by the receiving party by competent proof that such information:

      (a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure by the other party;

      (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

      (c) became generally available to the public or otherwise part of the public domain after its disclosure, other than through any act or omission of the receiving party in breach of this Agreement; or

      (d) was disclosed to the receiving party, other than under an obligation of confidentiality, by a third party who had no obligation to the disclosing party not to disclose such information to others.

Each party may disclose the other's information to the extent that such disclosure is reasonably necessary in complying with applicable governmental regulations, provided that if a party intends to make any such disclosure, it shall give reasonable advance written notice to the other party of such disclosure.


ARTICLE 14 - FORCE MAJEURE.

      No failure by either party to carry out or observe any of the stipulations or conditions of this Agreement shall give rise to any claims against the party in question, or be deemed a breach of this Agreement, if such failure or omission is caused by any cause beyond the reasonable control of the party including, without limitation, strikes, acts of God, public enemy, riots, fire, flood, compliance with governmental laws, rules and regulations, delays in transit or delivery, inability to secure necessary governmental priorities for materials or any other event beyond the control and without the fault or negligence of the party in question; provided that the party affected shall give prompt notice of any such cause to the other party. The party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled, provided however, that in the event that PERMATEC is prevented from performing its obligations hereunder for a continuous period of three (3) months or for a total period of six (6) months in any period of twelve (12) calendar months, BIOSANTE may terminate this Agreement immediately and such cause of non-performance shall not be deemed a breach by PERMATEC.


ARTICLE 15 - ASSIGNMENT.

      Neither this Agreement nor any interest hereunder shall be assignable by either party without the prior written consent of the other party. Notwithstanding the foregoing, either party may assign this Agreement to any successor by merger or sale of substantially all of its assets. In the event that BIOSANTE sublicenses its rights under the License Agreement, BIOSANTE may also assign its rights and obligations hereunder to such sublicensee. This Agreement shall be binding upon the successors and permitted assigns of the parties and the name of a party appearing herein shall be deemed to include the names of such party's successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Article shall be null and void.

ARTICLE 16 - NOTICE.

      All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, mailed by registered or certified mail (return receipt requested, postage prepaid) or sent by overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


                  If to BIOSANTE

                  Stephen M. Simes
                  President and CEO
                  BioSante Pharmaceuticals, Inc.
                  175 Olde Half Day Road
                  Lincolnshire, Illinois  60069
                  Tel.  +1 (847) 793-2434
                  Fax   +1 (847) 793-2435

WITH COPY TO:     Eric F. Greenberg
                  Ungaretti & Harris
                  3500 Three First National Plaza
                  Chicago, Illinois  60602-4283
                  Tel:  (312) 977-4647
                  Fax:  (312) 977-4405


                  If to PERMATEC

                  Dr. Philippe Dro
                  President and COO
                  PERMATEC TECHNOLOGIE, AG
                  c/o Permatec Pharma AG
                  Hardstrasse 18
                  CH-4132 Muttenz, Switzerland
                  Fax.  +41 61 465 92-91

WITH COPY TO:     Rinderknecht Klein & Stadelhofer
                  Beethovenstrasse 7
                  CH-8022 Zurich, Switzerland
                  Fax No: ++41 1 287 24 00


ARTICLE 17 - ENTIRETY.

      The terms and conditions of this Agreement, together with the License Agreement, constitute the entire agreement and understanding of the parties, supersede all previous communications whether oral or written between the parties, including any previous agreement or understanding varying or extending the same. There are no further or other agreements or understandings, written or oral, in effect between the parties with respect to the subject matter hereof.


ARTICLE 18 - MODIFICATION.

      This Agreement may be released, discharged, abandoned, changed or modified only by an instrument in writing of equal formality, signed by the duly authorized officer or representative of the parties.


ARTICLE 19 - ENFORCEABILITY.

      Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but in the event of a conflict between any provision of this Agreement and any applicable law, regulation, ordinance or decree, the provision of this Agreement so affected shall be curtailed and limited to the extent necessary to bring it within the legal requirements but otherwise it shall not render null and void other provisions of this Agreement, unless either of the parties, in the absence of the provision in question, would not have entered into this Agreement.


ARTICLE 20 - WAIVER.

      The failure of either party at any time or from time to time to exercise any of its rights or to enforce any of the terms, conditions or provisions under this Agreement shall not be deemed to be a waiver of any such rights nor shall it prevent such party from subsequently asserting or exercising any such rights.


ARTICLE 21 - RELATIONSHIP OF PARTIES.

      Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency or joint venture relationship between the parties.


ARTICLE 22 - PUBLICITY.

      If either party wishes to make a public disclosure concerning this Agreement and such disclosure mentions the other party by name or description, such other party will be provided with an advance copy of the disclosure and will have three (3) business days within which to approve or disapprove such use of its name or description. Disclosures once approved do not need to be re-approved for further dissemination. The parties will provide copies of such disclosures to the other party within a reasonable time. Approval shall not be unreasonably withheld by either party. Absent approval, no public disclosure shall use the name of or otherwise describe such party except to the extent required by law. However, the initial news release announcing the signing of this Agreement shall be approved by both parties simultaneously with signing.

      IN WITNESSETH WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers with effect as of the date first above written.


BioSante Pharmaceuticals, Inc.


 /s/ Stephen M. Simes
-------------------------------------------
By: Stephen M. Simes
Its: President and Chief Executive Officer




Permatec Technologie, AG



 /s/ Dr. Jacques Gonella
-------------------------------------------
By: Dr. Jacques Gonella
Its: Executive Chairman



 /s/ Dr. Philippe Dro
-------------------------------------------
By: Dr. Philippe Dro
Its: President and COO

                        EXHIBIT A - PRODUCTS SPECIFICATIONS

          TO BE SUPPLIED BY PERMATEC BEFORE START OF MANUFACTURING OF THE
                               FIRST COMMERCIAL BATCH

                            EXHIBIT B - PRICING SCHEDULE

[PORTIONS OF THIS EXHIBIT B HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. A COPY OF THIS EXHIBIT INTACT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

      (1)   The price of the Products shall be made up of:

                  (a) Raw material: In case the raw material (compound, excipients, dispensing device, packaging material and shipment material) are to be supplied by PERMATEC, this supply will be charged to BIOSANTE at PERMATEC's actual cost plus XXXXX%.

                  (b) Primary manufacturing: A portion per unit of finished Product equivalent to PERMATEC's actual costs of synthesis of the Products (consisting of the reasonable overhead and out-of-pocket expenses attributable thereto), will be charged to BIOSANTE at PERMATEC's actual cost plus XXXXX%;

                  (c) Filling: A portion per unit of Products equivalent to PERMATEC's actual Filling costs (consisting of reasonable overhead and out-of-pocket expenses attributable thereto), will be charged to BIOSANTE at PERMATEC's actual cost plus XXXXX%;

                  (d) Packaging: A Portion per unit of Products equivalent to PERMATEC's actual Packaging costs (consisting of reasonable overhead and out-of-pocket expenses attributable thereto), will be charged to BIOSANTE at PERMATEC's actual cost plus XXXXX%;

                  (e) Quality Control and release: A portion per unit of Products equivalent to PERMATEC's actual in process and finished products quality control costs (consisting of overhead and out-of-pocket expenses and stability tests) will be charged to BIOSANTE at PERMATEC's actual cost plus XXXXX%;

                  (f) Shipment: The price is understood to be ex factory in accordance with subsection 4.3 of this Agreement. Any special shipment instructions given by BIOSANTE will be charged by PERMATEC to BIOSANTE at XXXXX;

                  (g) Financial costs: Any reasonable financial costs (consisting of working capital increase, inventory costs, leasing costs, letter of credit) related to the manufacturing and shipment of Products to BIOSANTE is to be charged at XXXXX to BIOSANTE.

      (2)   Once determined, the price may only be adjusted in accordance with
            Article 3.2 of the Agreement.

      (3) (A) Notwithstanding the above terms of this Exhibit B, if Product or Products are Manufactured or Packaged by a third party Contract Manufacturer, the price charged BIOSANTE for all activities performed by the third party shall equal the amount invoiced for the Products to PERMATEC plus XXXXX% and shall reflect any credits, discounts, allowances or rebates given thereon. (B) When a Contract Manufacturer is utilized, to the extent that PERMATEC devotes personnel (other than administrative), e.g., QA/QC function to comply with its obligations under this Supply Agreement, PERMATEC may charge BIOSANTE for the cost of such activity related solely to BIOSANTE Products, at its actual cost plus XXXXX%.

      (4) PERMATEC shall use all commercially reasonable efforts to minimize all costs of the Products whether incurred by PERMATEC directly or by a Contract Manufacturer.

      (5) BIOSANTE shall use all commercially reasonable efforts to provide PERMATEC with timely and accurate forecasts and to inform PERMATEC about any material specifications changes as early as possible.

                    EXHIBIT C- FORM OF PERMATEC PURCHASE ORDER-

          TO BE PROVIDED BY PERMATEC UPON BIOSANTE REQUEST AND BEFORE THE
                               FIRST COMMERCIAL ORDER

                                     EXHIBIT D

                                  List of Products

[PORTIONS OF THIS EXHIBIT D HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. A COPY OF THIS EXHIBIT INTACT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]



Gel E2 (where estradiol is the sole active ingredient, and where the gel is applied to the skin)

Gel Testosterone (where testosterone is the sole active ingredient and where the gel is applied to the skin)

Patch E2 (where estradiol is the sole active ingredient and where the patch is applied to the skin)

E2-XXXXX Combi Gel (where estradiol and XXXXX XXXXX are the two active ingredients and where the gel is applied to the skin)


Option regarding XXXXX Combi gel

XXXXX Combi Gel (where XXXXX and XXXXX are the two active ingredients and where the gel is applied to the skin)